News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800
ENDO PHARMACEUTICALS COMPLETES SECONDARY OFFERING
CHADDS FORD, Pa., Oct. 12, 2005 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP) announced today that it had completed the sale of a secondary offering of 33,350,000 shares of its common stock at $26.04 per share. The shares offered include the shares underlying the over-allotment option provided to the underwriters. The shares were offered through an underwriting syndicate led by Bear, Stearns & Co. Inc. and Citigroup Corporate and Investment Banking, together with co-managers Morgan Stanley, SG Cowen & Co., UBS Investment Bank, C.E. Unterberg, Towbin, Jefferies & Company, Inc., and JPMorgan.
All of these shares are currently issued and outstanding. The majority of these shares were sold by Endo’s largest shareholder, Endo Pharma LLC, which prior to the consummation of this offering owned approximately 48% of Endo’s outstanding shares. Endo Pharma LLC is an affiliate of Kelso & Company (a private equity investment firm). With the completion of the sale, Endo Pharma LLC now holds approximately 17% of Endo’s outstanding common stock. Endo, which has approximately 133 million shares outstanding, did not receive any of the proceeds from this offering.
A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. Copies of the offering prospectus may be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179 and Citigroup Corporate and Investment Banking, Prospectus Department, Brooklyn Army Terminal, 140 58th St., 8th Floor, Brooklyn, New York 11220.
Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike.
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